Exhibit 99.1

AVITA MEDICAL, INC. APPOINTS TWO NEW NON-EXECUTIVE MEMBERS TO

THE BOARD OF DIRECTORS

VALENCIA, CA, June 1, 2021 and MELBOURNE, Australia, June 2, 2021 – AVITA Medical, Inc. (Nasdaq: RCEL; ASX: AVH) (“AVITA Medical”), a regenerative medicine company that is developing and commercializing a technology platform that enables point-of-care autologous skin restoration for multiple unmet needs, announced today the appointment of James Corbett and Jan Stern Reed to its Board of Directors effective July 1, 2021.

Mr. Corbett has approximately 40 years of leadership experience in the medical device field, most recently, as CEO of CathWorks Ltd., a software-based medical technology company. Mr. Corbett has extensive global commercial and operating experience, serving as an expatriate General Manager of Baxter Japan and later as General Manager and President of Scimed Life Systems Inc. and Boston Scientific International respectively. During his career he has served as CEO of 3 publicly listed companies; Microtherapeutics Inc (MTIX), ev3 Inc (evvv), Alphatec Spine (ATEC). Mr. Corbett has also led two privately funded companies as CEO; Home Diagnostics Inc. and Vertos Medical. Mr. Corbett has extensive capital market and governance experience from both public and private environments. Mr. Corbett holds a Bachelor of Science in Business Administration from the University of Kansas.

Ms. Reed has more than 35 years of legal, management and business leadership experience primarily within the healthcare industry, and brings significant expertise in corporate governance, compliance and risk management. Most recently, she was Senior Vice President, General Counsel and Corporate Secretary at Walgreens Boots Alliance, Inc., a global pharmacy-led, health and wellbeing company. Prior to Walgreens, Ms. Reed was Executive Vice President, Human Resources, General Counsel and Corporate Secretary of Solo Cup Company, where she was responsible for the legal, human resources, internal audit, corporate communications, and compliance functions. Prior to Solo Cup Company, she was Associate General Counsel, Corporate Secretary and Chief Corporate Governance Officer at Baxter International, Inc.. Ms. Reed currently serves as a board member of Stepan Co. (NYSE:SCL) and AngioDynamics, Inc. (NASDAQ: ANGO). Ms. Reed holds a Bachelor of Arts degree with honors in Psychology from the University of Michigan and a Juris Doctor from the Northwestern University Pritzker School of Law.

“We are delighted by the addition of James and Jan to our Board of Directors. They will further strengthen our Board, bringing extensive medical device commercialization, legal and strategic business expertise to Avita,” said Lou Panaccio, Chairman of the Board of Avita Medical. “We look forward to leveraging James’ experience in running global medical device commercialization efforts as we continue to build market share in burns and beyond, and we expect Jan’s breath of executive leadership experience will be invaluable as we continue to execute on our myriad growth objectives.”

About AVITA Medical, Inc.:

AVITA Medical is a regenerative medicine company with a technology platform positioned to address unmet medical needs in burns, chronic wounds, and aesthetics indications. AVITA Medical’s proprietary collection and application technology provides innovative treatment solutions derived from the regenerative properties of a patient’s own skin. The medical devices work by preparing a RES® REGENERATIVE EPIDERMAL SUSPENSION, an autologous suspension comprised of the patient’s skin cells necessary to regenerate natural healthy epidermis. This autologous suspension is then sprayed onto the areas of the patient requiring treatment.

AVITA Medical’s first U.S. product, the RECELL® System, was approved by the U.S. Food and Drug Administration (FDA) in September 2018. The RECELL System is indicated for use in the treatment of acute thermal burns in patients 18 years and older. The RECELL System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, providing a new way to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury. Compelling data from randomized, controlled clinical trials conducted at major U.S. burn centers and real-world use in more than 10,000 patients globally, reinforce that the RECELL System is a significant advancement over the current standard of care for burn patients and offers benefits in clinical outcomes and cost savings. Healthcare professionals should read the INSTRUCTIONS FOR USE—RECELL® Autologous Cell Harvesting Device for a full description of indications for use and important safety information including contraindications, warnings and precautions.

In international markets, our products are marketed under the RECELL System brand to promote skin healing in a wide range of applications including burns, chronic wounds and aesthetics. The RECELL System is TGA-registered in Australia and received CE-mark approval in Europe.

For Further Information:

U.S. Media Sam Brown, Inc. Christy Curran Phone +1-615-414-8668 christycurran@sambrown.com O.U.S. Media Rudi Michelson Phone +61 (0)3 9620 3333 Mobile +61 (0)411 402 737 rudim@monsoon.com.au	Investors Westwicke Partners Caroline Corner Phone +1-415-202-5678 caroline.corner@westwicke.com

PR 20210701